ServiceSource Reports Fourth Quarter and Fiscal Year 2016 Financial Results

Signed 12 new clients in 2016
Expanded FY 2016 gross margins by 3 percentage points

SAN FRANCISCO, February 21, 2017 - ServiceSource® (Nasdaq: SREV), a global leader in customer success and revenue lifecycle management solutions, today announced financial results for the fourth quarter and full year ended December 31, 2016.

“Our investments in 2016 in our people, platforms, and global Revenue Delivery Centers improved the results we delivered for our clients and helped us win 12 new logos last year. As we accelerate our digital transformation in 2017, we believe our solutions around customer success, inside sales, channel management, and renewals will drive even deeper value for new and existing clients. While we were strengthening our foundation with these investments, we also drove a 3 percentage point improvement to gross margin for the second year in a row and increased adjusted EBITDA by $11.5 million," said Christopher M. Carrington, CEO of ServiceSource. “The foundation we built this past year will serve us well moving forward as we expand our offerings to help clients find, convert, grow, and retain revenue at all points along their customers’ journey.”

GAAP revenue was $68.7 million in the fourth quarter, representing a 5.7% increase from the $65.0 million delivered in same the period in the prior year. Non-GAAP revenue was $68.7 million, reflecting a 5.6% increase from the same period in the prior year.

For the fourth quarter of fiscal year 2016, GAAP net loss in the quarter was $8.5 million, or $0.10 per share, compared with GAAP net loss of $6.0 million, or $0.07 per share, for the same period last year. Non-GAAP net income in the quarter was $1.7 million compared with Non-GAAP net income of $0.3 million for the same period last year. Non-GAAP net income was $0.02 per basic and diluted share, compared with non-GAAP net income of $0.00 per basic and diluted share for the same period last year. Adjusted EBITDA was $5.7 million, compared with $2.3 million for the same period last year.

For the full year 2016, GAAP revenue was $252.9 million, compared with $252.2 million for fiscal year 2015. GAAP net loss for the year was $32.1 million, or $0.37 per share, compared with a GAAP net loss of $40.6 million, or $0.48 per share for 2015. Non-GAAP net income for the year was $3.6 million, compared with non-GAAP net loss of $4.2 million in 2015. Non-GAAP net income for the year was $0.04 per basic and diluted share, compared with non-GAAP net loss of $0.05 per basic and diluted share for 2015. Adjusted EBITDA was $12.9 million, compared with adjusted EBITDA of $1.4 million for fiscal year 2015.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release.

With respect to Q1 and full year guidance, while ServiceSource remains confident in its market position and future growth prospects, in the first quarter of 2017 the Company has experienced churn substantially above industry norms driven by several clients. This churn is having an impact on revenue in Q1 and will materially affect 2017 growth expectations.

For the first quarter of fiscal 2017, ServiceSource is providing the following guidance:

•	Revenue of $55 million to $58 million

•	GAAP gross margin of 26% to 29%; non-GAAP gross margin of 31% to 34%

•	GAAP operating expenses of approximately $27 million; non-GAAP operating expenses of approximately $23 million

•	GAAP net loss of $11.5 million to $14.5 million; non-GAAP net loss of $1.5 million to $3.5 million

•	Adjusted EBITDA loss of $1 million to $4 million

For the fiscal 2017, ServiceSource is providing the following guidance:

•	Revenue of $248 million to $258 million

•	GAAP gross margin of 32% to 34%; non-GAAP gross margin of 38% to 40%

•	GAAP operating expenses of $109 million to $117 million; non-GAAP operating expenses of $92 million to $98 million

•	GAAP net loss of $35.5 million to $39.5 million; non-GAAP net income of $2 million to $5 million

•	Adjusted EBITDA of $11 million to $15 million

Please see the fourth quarter presentation on the Events and Presentations section of the Investor Relations web site (http://ir.servicesource.com/events) for a reconciliation between GAAP and nonGAAP measures in our guidance.

Quarterly Conference Call
ServiceSource will discuss its fourth quarter 2016 results and financial guidance today via teleconference at 1:30 p.m. Pacific Time.  To access the call within the U.S., please dial (877) 293-5486, or outside the U.S. (914) 495-8592, at least five minutes prior to the start time. Conference ID number: 56067655. In addition, a live webcast of the call will also be available on the Investor Relations section of the ServiceSource web site under Events & Presentations. A replay of the webcast will also be available on the Company's website at
http://ir.servicesource.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding our expectations for financial and operational performance. These forward-looking statements are based on our current assumptions and beliefs, and involve risks and uncertainties that could cause our results to differ materially from our forward-looking statements. Those risks and uncertainties include: a decline in client renewals, the loss of one or more of our key clients or the contraction in our revenue from one or more of our key clients, in each case resulting in churn, or our clients not expanding their relationships with us; the risk of problems implementing our technologies or that our technologies will not meet customer expectations; that the market for our solution is underdeveloped and may not grow; errors in estimates as to the renewal rate improvements and/or service revenue we can generate for our customers; changes in market conditions that impact our ability to sell our solutions and/or generate service revenue on our customers' behalf; the possibility that our estimates of service revenue opportunity under management and other metrics may prove inaccurate; our ability to keep customer data and other confidential information secure; our ability to adapt our solution to changes in the market or new competition; problems encountered by our clients in their business cause them to cancel or reduce their business with us our ability to achieve our expected benefits from international expansion; economic or other adverse events or conditions affecting the technology industry; our ability to protect our intellectual property rights; the risk of claims that our offerings infringe the intellectual property rights of others; and other risks and uncertainties described more fully in our periodic reports and registration statements filed with the Securities and Exchange Commission, which can be obtained online at the Commission's website at  http://www.sec.gov. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements.

About ServiceSource
ServiceSource (NASDAQ: SREV) provides the world's leading B2B companies with expert, technology-enabled solutions and best-practice processes proven to grow and retain revenue from existing customers. With a holistic approach to the entire revenue lifecycle, ServiceSource solutions help companies drive customer adoption, expansion and renewal. Only ServiceSource brings to market more than 15 years of exclusive focus on customer success and revenue growth, global deployments across 35 languages, and a powerful, purpose-built Revenue Lifecycle Management technology platform. For more information, go to http://www.servicesource.com.

Connect with ServiceSource:
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http://www.youtube.com/user/ServiceSourceMKTG

ServiceSource International, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net revenue	$68,654	$64,960	$252,887	$252,203
Cost of revenue (1)	42,502	40,293	165,069	171,369
Gross profit	26,152	24,667	87,818	80,834
Operating expenses:
Sales and marketing (1)	11,345	12,419	41,972	44,086
Research and development (1)	2,212	3,538	8,344	16,480
General and administrative (1)	14,763	12,521	52,995	46,299
Restructuring and other	—	(75)	—	3,662
Total operating expenses	28,320	28,403	103,311	110,527
Loss from operations	(2,168)	(3,736)	(15,493)	(29,693)
Interest expense and other, net	(3,204)	(2,218)	(8,704)	(9,316)
Impairment of cost basis equity investment	(2,200)	—	(4,500)	—
Loss before income taxes	(7,572)	(5,954)	(28,697)	(39,009)
Income tax provision	924	68	3,429	1,584
Net loss	$(8,496)	$(6,022)	$(32,126)	$(40,593)
Net loss per share, basic and diluted	$(0.10)	$(0.07)	$(0.37)	$(0.48)
Weighted average common shares outstanding, basic and diluted	87,481	86,318	86,318	85,417

(1) Includes stock-based compensation expense as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cost of revenue	$338	$466	$1,484	$2,666
Sales and marketing	852	950	3,004	3,393
Research and development	138	—	586	1,299
General and administrative	1,983	1,166	5,678	6,029
Restructuring and other	—	—	—	2,579
Total stock-based compensation	$3,311	$2,582	$10,752	$15,966

ServiceSource International, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$47,692	$72,334
Short-term investments	137,881	136,378
Accounts receivable, net	63,289	56,563
Deferred income taxes	—	97
Prepaid expenses and other	7,607	8,167
Total current assets	256,469	273,539
Property and equipment, net	38,180	25,903
Deferred income taxes, net of current portion	64	1,759
Goodwill and intangibles, net	7,932	9,444
Other assets, net	3,445	6,919
Total assets	$306,090	$317,564

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,916	$1,067
Accrued taxes	1,388	1,112
Accrued compensation and benefits	21,579	22,116
Deferred revenue	4,152	5,770
Accrued expenses	5,892	4,716
Other current liabilities	2,959	2,327
Total current liabilities	37,886	37,108
Obligations under capital leases, net of current portion	113	198
Convertible notes, net	134,775	126,051
Other long-term liabilities	6,382	6,232
Total liabilities	179,156	169,589
Stockholders’ equity:
Common stock	8	8
Treasury stock	(441)	(441)
Additional paid-in capital	344,521	331,922
Accumulated deficit	(216,363)	(183,941)
Accumulated other comprehensive income	(791)	427
Total stockholders’ equity	126,934	147,975
Total liabilities and stockholders’ equity	$306,090	$317,564

ServiceSource International, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Twelve months ended
	December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(32,126)	$(40,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,052	13,736
Amortization of debt discount and issuance costs	8,724	8,048
Accretion of premium on short-term investments and other	1,091	(101)
Deferred income taxes	1,924	969
Stock-based compensation	10,752	13,387
Restructuring and other	—	2,579
Impairment of cost basis equity investment	4,500	—
Changes in operating assets and liabilities:
Accounts receivable, net	(7,156)	12,002
Deferred revenue	(1,589)	(1,204)
Prepaid expenses and other	(673)	(1,825)
Accounts payable	872	(1,562)
Accrued taxes	269	(539)
Accrued compensation and benefits	(119)	2,706
Accrued expense	1,182	(3,940)
Other liabilities	833	(66)
Net cash provided by operating activities	4,536	3,597
Cash flows from investing activities
Acquisition of property and equipment	(26,421)	(11,975)
Restricted cash	—	(1,244)
Purchases of short-term investments	(102,130)	(95,421)
Sales of short-term investments	98,028	82,351
Maturities of short-term investments	1,525	1,095
Net cash used in investing activities	(28,998)	(25,194)
Cash flows from financing activities
Repayment on capital lease obligations	(131)	(170)
Repurchase of common stock	(8,921)	(1,212)
Proceeds from common stock issuances	10,866	5,703
Minimum tax withholding requirement	(877)	(974)
Net cash provided by financing activities	937	3,347
Net decrease in cash and cash equivalents	(23,525)	(18,250)
Effect of exchange rate changes on cash and cash equivalents	(1,117)	202
Cash and cash equivalents at beginning of period	72,334	90,382
Cash and cash equivalents at end of period	$47,692	$72,334

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with generally accepted accounting principles, or GAAP, ServiceSource also provides investors with non-GAAP gross profit, net income, net income per share and Adjusted EBITDA. A reconciliation of these non-GAAP financial measures to the closest GAAP financial measure is presented in the financial tables below under the heading, "GAAP to Non-GAAP Reconciliation."

ServiceSource believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing its on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing ServiceSource's financial results with other companies in the industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP revenue is defined as net revenue plus revenue not recognized in the period for Scout Analytics due to the impact of purchase accounting rules related to deferred revenue acquired.

Non-GAAP gross profit consists of gross profit plus adjustments to revenue related to purchase accounting, stock-based compensation, amortization of purchased intangible assets and amortization of internally-developed software.

Non-GAAP net loss consists of net loss plus adjustments to revenue related to purchase accounting, stock-based compensation, amortization of purchased intangible assets, amortization of internally-developed software, restructuring related costs, litigation reserve, impairment of cost basis equity investment, non-cash interest expense and applying an income tax rate of 40% on non-GAAP adjustments as well as the impact of normalizing the effective income tax rate. Stock-based compensation expense is expected to vary depending on the number of new grants issued, changes in the company's stock price, stock market volatility, expected option lives and risk-free rates of return, all of which are difficult to estimate.

EBITDA consists of net loss plus depreciation and amortization, interest expense, other expenses, net, and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash stock-based compensation expense, restructuring related costs, litigation reserve, impairment of cost basis equity investment and adjustments to revenue related to purchase accounting. ServiceSource uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from the operating results the impact of the company's capital structure.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States.

ServiceSource International, Inc.
GAAP To Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(unaudited)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2016	2015	2016	2015
Net Revenue
GAAP net revenue		$68,654	$64,960	$252,887	$252,203
Adjustments to revenue	(A)	—	75	—	350
Non-GAAP net revenue		$68,654	$65,035	$252,887	$252,553

Gross Profit
GAAP gross profit		$26,152	$24,667	$87,818	$80,834
Non-GAAP adjustments:
Adjustments to revenue	(A)	—	75	—	350
Stock-based compensation	(B)	338	466	1,484	2,666
Amortization of internally-developed software	(C)	2,076	1,100	6,943	4,483
Amortization of purchased intangible assets	(D)	247	247	988	988
Non-GAAP gross profit		$28,813	$26,555	$97,233	$89,321

Gross Profit %
GAAP gross profit		38%	38%	35%	32%
Non-GAAP adjustments:
Adjustments to revenue	(A)	—%	—%	—%	—%
Stock-based compensation	(B)	—%	1%	1%	1%
Amortization of internally-developed software	(C)	3%	2%	3%	2%
Amortization of purchased intangible assets	(D)	—%	—%	—%	—%
Non-GAAP gross profit		42%	41%	38%	35%
Certain totals do not add due to rounding
Operating Expenses
GAAP operating expenses		$28,320	$28,403	$103,311	$110,527
Stock-based compensation	(B)	(2,973)	(2,116)	(9,268)	(10,721)
Amortization of internally-developed software	(C)	(242)	(291)	(691)	(542)
Amortization of purchased intangible assets	(D)	(131)	(131)	(525)	(525)
Restructuring and other	(E)	—	75	—	(3,662)
Litigation reserve	(F)	—	—	(1,500)	—
Non-GAAP operating expenses		$24,974	$25,940	$91,327	$95,077

Net loss
GAAP net loss		$(8,496)	$(6,022)	$(32,126)	$(40,593)
Non-GAAP adjustments:
Adjustments to revenue	(A)	—	75	—	350
Stock-based compensation	(B)	3,311	2,582	10,752	13,387
Amortization of internally-developed software	(C)	2,317	1,390	7,634	5,025
Amortization of purchased intangible assets	(D)	378	378	1,513	1,513
Restructuring and other	(E)	—	(75)	—	3,662
Litigation reserve	(F)	—	—	1,500	—
Impairment of cost basis equity investment	(G)	2,200	—	4,500	—
Non-cash interest expense	(H)	2,260	2,092	8,724	8,057
Income tax effect on non-GAAP adjustments and impact of normalizing the effective income tax rate	(I)	(234)	(127)	1,059	4,390
Non-GAAP net income (loss)		$1,736	$293	$3,556	$(4,209)

Diluted Net Loss Per Share
GAAP net loss per share		$(0.10)	$(0.07)	$(0.37)	$(0.48)
Non-GAAP adjustments:
Adjustments to revenue	(A)	—	—	—	—
Stock-based compensation	(B)	0.04	0.03	0.12	0.16
Amortization of internally-developed software	(C)	0.03	0.02	0.09	0.06
Amortization of purchased intangible assets	(D)	—	—	0.02	0.02
Restructuring and other	(E)	—	—	—	0.04
Litigation reserve	(F)	—	—	0.02	—
Impairment of cost basis equity investment	(G)	0.03	—	0.05	—
Non-cash interest expense	(H)	0.03	0.02	0.10	0.09
Income tax effect on non-GAAP adjustments and impact of normalizing the effective income tax rate	(I)	—	—	0.01	0.05
Non-GAAP diluted net income (loss) per share		$0.02	$—	$0.04	$(0.05)
Certain totals do not add due to rounding
Shares used in calculating diluted net income (loss) per share on a non-GAAP basis		87,481	86,318	86,318	85,417

Footnotes to GAAP to Non-GAAP Reconciliation
(A) Adjustments to revenue. Due to purchase accounting rules, upon acquisition, we recorded an adjustment of $1.7 million to reduce the balance of deferred revenue related to the assumed client contracts acquired from Scout Analytics. As a result of this adjustment, $0.1 million and $0.4 million of revenue was not recognized for the three and twelve months ended December 31, 2015, respectively. At December 31, 2016 we have fully realized the impact of this adjustment in our non-GAAP net revenue presentation.
(B) Stock-based compensation. Included in our GAAP presentation of cost of revenue and operating expenses, stock-based compensation consists of expenses for stock options and awards and purchase rights under our stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.
(C) Amortization of internally-developed software. Included in our GAAP presentation of cost of revenue and operating expenses, amortization of internally-developed software reflects non-cash expense for certain software purchases and software developed or obtained for internal use. We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance.
(D) Amortization of Purchased Intangibles. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. We believe amortization of acquisition-related intangible assets, such as the amortization of the cost associated with an acquired company’s research and development efforts, trade names and customer relationships, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are continually evaluated for impairment, amortization of the cost of purchased intangibles is a static expense, one that is not typically affected by operations during any particular period.
(E) Restructuring and other expense. Included in our GAAP presentation, we incurred expenses related to our restructuring effort to better align our cost structure with current revenue levels. Restructuring and other expenses consist primarily of employees' severance payments, related employee benefits, stock-based compensation related to accelerated vesting of certain equity awards and charges related to cancellation of contracts. These are one-time in nature costs that are not indicative of our core operating performance.
(F) Litigation reserve. The Company records a contingent liability when it is probable that a loss has been incurred and the amount is reasonably estimable in accordance with accounting for contingencies. As of December 31, 2016, the Company has accrued a $1.5 million reserve relating to our potential liability for currently pending disputes. These reserves are one-time in nature charges that are not indicative of our core operating performance.
(G) Impairment of cost basis equity investment. In 2013 we made an equity investment in a private company for $4.5 million, which represented less than 5% of the outstanding equity of the company. We carry this investment on a cost basis and periodically evaluate its recoverability to determine if there is an impairment in the carrying value. Based on unfavorable growth trends and declining financial performance of this investee, the Company determined that its investment was impaired during the third quarter of 2016 and recorded a $2.3 million impairment charge. During the three months ended December 31, 2016 the Company determined that the investment was further impaired and recorded a $2.2 million impairment charge at December 31, 2016. This equity investment is not an asset that supports or is use in our core operations and the impairment charge is not indicative of our core operating performance.
(H) Non-cash interest expense. Under GAAP, we are required to separately account for liability (debt) and equity (conversion option) components of the $150 million convertible senior notes that were issued in August 2013. Accordingly, for GAAP purposes we are required to recognize effective interest expense on our convertible senior notes which includes interest cost related to the amortization of debt issuance costs and the contractual 1.5% interest rate of the note. The difference between the effective interest expense and the contractual interest expense is excluded from our assessment of our operating performance because we believe that this non-cash expense is not indicative of ongoing operating performance. We believe that the exclusion of the non-cash interest expense provides investors a view of our core operating performance.

(I) Income tax effect on non-GAAP adjustments as well as the impact of normalizing the effective income tax rate. This adjusts (i) the provision for income taxes to reflect the effect of the non-GAAP items A, B, C, D, E, F, G and H noted above on our non-GAAP net loss; (ii) the income tax rate to a normalized effective tax rate of 40%; and (iii) non-GAAP earnings per share based on a fully-diluted share count.

ServiceSource International, Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)
(Unaudited)
	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015

Net loss	$(8,496)	$(6,022)	$(32,126)	$(40,593)
Income tax provision	924	68	3,429	1,584
Interest expense and other, net	3,204	2,218	8,704	9,316
Depreciation and amortization	4,529	3,416	16,165	13,736
EBITDA	161	(320)	(3,828)	(15,957)
Stock-based compensation	3,311	2,582	10,752	13,387
Litigation reserve	—	—	1,500	—
Impairment of cost basis equity investment	2,200	—	4,500	—
Adjustments to revenue	—	75	—	350
Restructuring and other (1)	—	(75)	—	3,662
Adjusted EBITDA	$5,672	$2,262	$12,924	$1,442

(1) Restructuring and other includes $2.6 million of stock-based compensation in the twelve months ended December 31, 2015.

Investor Relations Contact for ServiceSource:
Erik Bylin
ServiceSource International, Inc.
(415) 901-4182
ebylin@servicesource.com